Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, +1 312 696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar Names Kunal Kapoor President

CHICAGO, Oct. 27, 2015—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Kunal Kapoor, CFA, 40, has been named president of the company, a new position. Kapoor, who previously served as head of global products and client solutions, will add responsibility for sales, marketing, and product development. He will continue to report to Joe Mansueto, chairman and chief executive officer.

Kapoor’s objective will be to further Morningstar’s mission of serving investors around the world by creating user-centric products built on Morningstar’s innovative, investor-focused research.

“Kunal is a trusted leader who consistently delivers results. As president, he will prioritize strategic initiatives, with a focus on operational excellence and future growth,” Mansueto said. “The decisions facing investors are increasingly complicated because of new technology, channels, and regulations. Morningstar has an important role to play in helping investors respond to these challenges, and Kunal’s leadership and experience will help us accelerate innovation on behalf of investors worldwide.”

“Morningstar’s market position and strategy has never been more compelling, and we’ve earned the trust of investors,” Kapoor said. “I’m excited about leading the company to its next phase of innovation. We plan to accelerate the rollout of new experiences for Morningstar.com and Morningstar Retirement Manager; deliver even more solutions through Morningstar Direct Cloud; tighten the integration of our advisor-facing capabilities; and deploy our unique data and research capabilities in the environmental, social, and governance investing space.”

Kapoor has held a number of leadership roles since joining Morningstar in 1997, including director of mutual fund analysis, director of business strategy for international operations, president and chief investment officer of Morningstar Investment Services, and head of Morningstar.com and the firm’s data business. During that time, Morningstar has grown from about 300 employees and $40 million in revenue to 3,760 employees and $760 million in revenue, while completing its initial public offering through an OpenIPO, extending its operations into 27 countries, and building a trusted global brand.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on more than 500,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 17 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $170 billion in assets under advisement and management as of Sept. 30, 2015. The company has operations in 27 countries.

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